EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

Alset EHome International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	(2)	(3)	(3)		0
	Equity	Preferred Stock, par value $0.001 per share	Rule 457(o)	(2)	(3)	(3)		0
	Other	Warrants (1)	Rule 457(o)	(2)	(3)	(3)		0
	Other	Rights (1)	Rule 457(o)	(2)	(3)	(3)		0
	Other	Units (1)	Rule 457(o)	(2)	(3)	(3)		0
	Total	n/a	Rule 457(o)	n/a	Unallocated (Universal) Shelf	$75,000,000	0.0000927	$6,952.50
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts							$6,952.50
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$6,952.50

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.
(2)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate number of warrants or rights to purchase common stock or preferred stock, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $75,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or rights, or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.